Exhibit 10.1

AMENDMENT OF 2012 STOCK INCENTIVE PLAN

OF

BLACK RIDGE OIL & GAS, INC.

The 2012 Stock Incentive Plan (the “Plan”) of Black Ridge Oil & Gas, Inc., formerly known as Ante 5, Inc. (the “Company”), is hereby amended as follows effective this 25th day of September 2012:

1.       Section 6.1 of the Plan is hereby amended and restated to provide as follows:

Price. The option price per share shall be determined by the Committee, subject to adjustment under Section 10.6, and shall never be less than the greater of (1) the Fair Market Value on the date of grant of the option or (2) the par value of the Common Stock. Other than in connection with a change in the Company’s capitalization (as described in Section 10.6), a Stock Option may not be re-priced without Stockholder approval (including canceling previously awarded Stock Options and re-granting them with a lower exercise price), with the exception of a one-time re-pricing and re-granting of stock options for certain optionholders whose options total 2,010,000. These certain optionholders and their corresponding options to be re-priced are: Kenneth DeCubellis, Chief Executive Officer, 1,000,000 options; Joshua Wert, Chief Operating Officer, 500,000; James Moe, Chief Financial Officer, 500,000; Bill Miller, 10,000. The Stock Option Agreements for each of the affected optionees are hereby amended by revising the exercise price therein to the current Fair Market Value as of the date such amended Stock Option Agreements are approved by the Board subsequent to the effective date of this Amendment, subject to the consent of the optionholder. To the extent that the Stock Option being amended is a qualified incentive stock option described in Code Section 422, for those purposes the amended option shall be treated as the grant of a new option and the required holding periods in Section 422 will be revised to reflect the amended grant date.

2.       The terms used in this Amendment have the meanings ascribed to them in the Plan unless otherwise defined in this Amendment. The Plan and the individual Option Agreements remain in full force and effect without modification, except as modified by this Amendment.